EXHBIT 3.1
                                    EXHIBIT A

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                                       AND

                 RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                  HUMASCAN INC.

                   ------------------------------------------

                        Under Section 151 of the General
                    Corporation Law of the State of Delaware
                   ------------------------------------------

         HUMASCAN INC., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Corporation under ARTICLE FOURTH of the Corporation's Certificate of Incorporation, and in accordance with Section 151 of the Delaware General Corporation Law, the Board of Directors has adopted the following resolution creating the Corporation's Series B Convertible Preferred Stock:

         RESOLVED, that a series of preferred stock of the Corporation be hereby created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

         (1) Designation. Such series shall be designated and known as the Series B Convertible Preferred Stock (hereinafter called "Series B Preferred Stock"). Each share of Series B Preferred Stock shall be identical in all respects with the other shares of Series B Preferred Stock.

         (2) Number of Shares. The number of shares of Series B Preferred Stock shall initially be 800,000 shares, which number from time to time may be increased or decreased (but not decreased below the number of shares of the series then outstanding) by the Board of Directors. The Series B Preferred Stock is not subject to a right of redemption by the Corporation.

         (3) Dividends. The holder of the Series B Preferred Stock shall be entitled to receive dividends on the Series B Preferred Stock equivalent to the dividends receivable by a holder of the Common Stock of the Corporation holding that number of shares of common stock of the Corporation, par value $.01 per share ("Common Stock"), as the number of shares of Series B Preferred Stock held by the holder thereof are convertible into pursuant to Section (5) hereof.



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         (4) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, after all distributions and payments required to be made to the holders of senior stock (as defined in Section (9) hereof), the holder of Series B Preferred Stock shall be entitled to be paid such amount as he would receive had he converted all of his shares of Series B Preferred Stock into Common Stock at the Conversion Ratio specified in Section (5) hereof. The merger or consolidation of the Corporation with or into one or more other entities or the sale, lease or conveyance of all or a part of its assets shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this Section (4).

         (5)      Conversion.

                  (a) Each share of Series B Preferred Stock shall automatically be converted ("Mandatory Conversion") into 108.520933 shares of Common Stock ("Conversion Ratio") on the occurrence of any "Recapitalization Event," as defined in subsection (5)(d). Such Conversion Ratio does not give effect to any event of the type specified in subsection (5)(b) occurring after the date of filing of this Certificate of Designations and shall be appropriately adjusted upon the occurrence of any such event. Each holder of shares of Series B Preferred Stock, by its acceptance thereof, acknowledges that the Corporation will not have sufficient shares of authorized but unissued Common Stock to allow for the conversion thereof into shares of Common Stock prior to the occurrence of a Recapitalization Event.

                  (b) The Conversion Ratio of the Series B Preferred Stock and, accordingly, the number of shares of Common Stock into which the shares of Series B Preferred Stock shall be converted shall be subject to adjustment from time to time as follows. In case the Corporation shall (i) subdivide or split its outstanding shares of Common Stock into a larger number of shares by recapitalization, reclassification or split-up thereof, or by issuance of shares of Common Stock as a dividend or distribution on the Common Stock, or (ii) combine its outstanding shares of Common Stock into a smaller number of shares by reverse stock split (including any reverse stock split which constitutes a Recapitalization Event), recapitalization, reclassification or combination thereof, the Conversion Ratio in effect immediately prior thereto shall be adjusted so that the holder of any shares of Series B Preferred Stock thereafter shall be entitled to receive upon such conversion, after the happening of any of such events, the same number of shares of Common Stock as such holder would have received had such shares of Series B Preferred Stock been converted immediately prior to the happening of such event.

                  (c) Whenever the number of shares of Common Stock deliverable upon the conversion of each share of Series B Preferred Stock shall be adjusted pursuant to the provisions of subsection (5)(b), the Corporation shall promptly
(i) file with the transfer agent, if any, for the shares of Series B Preferred Stock, a certificate, signed by the Chairman of the Board or the President or a Vice President of the Corporation, and (ii) mail, or cause the transfer agent to mail, to each holder of shares of Series B Preferred Stock, at its last address as it shall appear upon the stock records of the Corporation, a notice setting forth in each case, the increased or decreased number of shares of Common Stock thereafter deliverable upon the conversion of each share of Series B Preferred Stock. The certificate filed with the transfer agent shall show, in addition, in



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reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based.

                  (d) As used herein, the term "Recapitalization Event" means either (i) the effectiveness of a reverse stock split of the Common Stock which will provide a sufficient number of authorized but unissued shares of Common Stock to allow for the conversion of all outstanding shares of Series B Preferred Stock, after giving effect to such stock split, into Common Stock or
(ii) the effectiveness of an amendment to the Corporation's Certificate of Incorporation to provide for a sufficient number of authorized but unissued shares of Common Stock to be issued upon conversion of all outstanding shares of Series B Preferred Stock. Shares of Series B Preferred Stock shall be deemed to have been converted on the date such Mandatory Conversion occurs, and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes, including, but not limited to, with respect to the right to vote the Common Stock, as the record holder of such Common Stock on such date.

         (6) Voting Rights. Each holder of shares of Series B Preferred Stock shall be entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote and, in connection therewith, to cast that number of votes equivalent to the number of shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible pursuant to Section (5) hereof. Each holder of Series B Preferred Stock shall also be entitled to vote as provided herein and as required by applicable law.

         (7) Preemptive Rights. Holders of shares of Series B Preferred Stock shall, as such, have no preemptive right to purchase or otherwise acquire shares of any class of stock or other securities of the Corporation now or hereafter authorized.

         (8) Junior and Parity Stock. As used herein with respect to Series B Preferred Stock the following terms shall have the following meanings:

                  (a) The term "parity stock" shall mean any class of stock of the Corporation hereafter authorized which expressly states that it ranks on a parity with the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  (b) The term "junior stock" shall mean the Corporation's Common Stock and any other class of stock of the Corporation hereafter authorized over which the Series B Preferred Stock is expressly stated as having a preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (9) Senior Stock. The term "senior stock" shall mean the Corporation's Series A Preferred Stock and any other class of preferred stock or capital stock which may be hereafter authorized by the Corporation unless such stock is expressly made junior stock or parity stock by the terms of its designation. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the consent of the holders of all outstanding shares of Series B Preferred Stock, issue any Series A Preferred Stock or authorize a new class or series of senior stock.


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         (10) Amendment. The provisions of this Certificate may be amended upon the affirmative vote or written consent of the holders of the Common Stock, to the extent required by law, and upon the affirmative vote or written consent of the holders of all outstanding shares of Series B Preferred Stock.

                  IN WITNESS WHEREOF, HUMASCAN INC. has caused this Certificate of Designations to be duly executed by its President and attested to by its Secretary, who affirm that the information contained in the foregoing Certificate of Designations is true under the penalties of perjury this ___ day of ______ 1999.


                                    HUMASCAN INC.


                                    By: ______________________________________
                                        Name:
                                        Title:   President



Attested to by:  __________________________________
                    Name:
                    Title:  Secretary



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